Exhibit 99.1

3600 Glenwood Ave., Ste. 104 Raleigh, NC 27612
TRIANGLE CAPITAL CORPORATION REPORTS SECOND QUARTER 2008 RESULTS AND NEW INVESTMENTS TOTALING $41.9 MILLION
RALEIGH, NC — August 5, 2008, Triangle Capital Corporation (NASDAQ: TCAP) (“Triangle” or the “Company”), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced its results for the second quarter of 2008.
“The recent tightness in the credit markets has been favorable to Triangle allowing us to structure several attractive new investments,” commented Garland S. Tucker, III, President and CEO of Triangle. “The significant deployments of capital we made during the quarter coupled with steady portfolio performance helped generate a 32.9% increase in net investment income as compared to the first quarter of 2008,” Tucker continued.
Second Quarter 2008 Results
Total investment income during the second quarter of 2008 was $5.0 million, compared to total investment income of $3.3 million for the second quarter of 2007, representing an increase of 52.7%. The Company’s increase in investment income is primarily attributable to a $1.8 million increase in total loan interest, fee and dividend income and a $0.5 million increase in total paid-in-kind interest income due to a net increase in portfolio investments from June 30, 2007, to June 30, 2008.
Net investment income during the second quarter of 2008 was $2.5 million, compared to net investment income of $1.6 million for the second quarter of 2007, representing an increase of 54.6%. Net investment income per share during the second quarter of 2008 was $0.37 compared to $0.25 during the second quarter of 2007.
The Company’s net increase in net assets resulting from operations was $2.8 million during the second quarter of 2008, as compared to $2.2 million during the second quarter of 2007. The Company’s net increase in net assets resulting from operations was $0.41 per share during the second quarter of 2008 as compared to $0.33 per share during the second quarter of 2007.
The Company’s net asset value per share at June 30, 2008, was $13.73 as compared to the Company’s net asset value per share at June 30, 2007, of $13.75. As of June 30, 2008, the Company’s weighted average yield on all of its outstanding debt investments was approximately 14.0%.
Dividend Information
On July 21, 2008, Triangle announced that its board of directors had declared a cash dividend of $0.35 per share. This is the Company’s sixth consecutive quarterly dividend since its initial public offering in February, 2007, and reflects a 34.6% increase over the same quarter in 2007. The dividend will be payable as follows:
Record Date: August 14, 2008
Payment Date: September 4, 2008
Commenting on the dividend, Steven C. Lilly, Chief Financial Officer, stated, “Triangle’s dividend continues to pace well ahead of our original expectations. With over $41 million of new investments completed in the second quarter, we are optimistic about the prospect of additional dividend growth during the second half of 2008.”
Triangle has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP will have their cash dividends automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash dividends.
When the Company declares and pays dividends, it determines the allocation of the distribution between current income, accumulated income and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the dividend allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes.
Quarterly Portfolio Investments
During the second quarter of 2008 as previously announced, the Company made investments totaling $41.9 million consisting of $40.5 million in subordinated debt and $1.4 million in convertible debt. Also during the second quarter, Triangle received a $3.8 million loan repayment of a subordinated debt investment.
New investments and repayments since March 31, 2008, are summarized as follows:
On April 17, 2008, the Company received a principal repayment of a subordinated debt investment in Flint Acquisition Corporation (“Flint”) of $3.8 million. Triangle received a prepayment fee, and continues to own $1.3 million of equity in Flint at fair value as of June 30, 2008.
On April 25, 2008, the Company invested $9.4 million in Jenkins Restoration, Inc. (“Jenkins”) consisting of $8.0 million in subordinated debt and $1.4 million in convertible debt. Jenkins, headquartered in Sterling, Virginia, is a provider of insurance restoration services, focusing on reconstruction and repair of damage to residential and commercial buildings caused by fire, wind, storm, vandalism, or burglary.
On April 29, 2008, the Company made an $8.0 million subordinated debt investment in American De-Rosa Lamparts, LLC (“ADL”). ADL, headquartered in Commerce, California, markets a wide variety of lighting products, including fixtures, bulbs, electrical components, glass, and hardware to maintenance and repair organizations, lighting wholesalers, retailers, and original equipment manufacturers.
On April 30, 2008, Triangle invested $13.0 million in subordinated debt in Yellowstone

Landscape Group, Inc. (“Yellowstone”). Yellowstone, headquartered in Dallas, Texas, is a full-service lawn care provider focused primarily on the commercial market with services including lawn and landscape maintenance, construction/installation, irrigation, turf management, and tree care throughout Texas and the Southeast.
On June 2, 2008, The Company invested $8.0 million in subordinated debt in Inland Pipe Rehabilitation Holding Company (“Inland Pipe”). Triangle also received a warrant to purchase up to 2.5% of Inland Pipe’s membership interests. Inland Pipe provides maintenance, inspection, and repair for piping, sewers, drains, and storm lines by utilizing several of the industry’s leading technologies including pipe bursting, cured-in-place-pipe, and spiral-wound piping.
On June 12, 2008, Triangle closed a $3.5 million subordinated debt and warrant investment in Wholesale Floors, Inc. (“Wholesale Floors”). Wholesale Floors, headquartered near Phoenix, Arizona, provides commercial flooring design and installation services for institutional and corporate clients and is the largest full-service flooring contractor in the state of Arizona.
Important Disclosures Relating to Financial Statement Presentation
Certain financial data for prior periods, including data for the six months ended June 30, 2007, are included in this press release. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”), the Company’s results of operations for the six months ended June 30, 2007, are presented as if the Company’s initial public offering and related formation transactions had occurred as of January 1, 2007.
About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) is a specialty finance company organized to provide customized financing solutions to lower middle market companies located throughout the United States. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions to fund growth, changes of control, or other corporate events. Triangle typically invests $5.0 — $15.0 million per transaction in companies with annual revenues between $20.0 and $75.0 million and EBITDA between $2.0 and $10.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. Triangle intends to elect to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts
Sheri B. Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com
Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $115,624,742 and $66,129,119 at June 30, 2008 and December 31, 2007, respectively)	$114,911,243	$68,388,014
Affiliate investments (cost of $30,085,414 and $24,023,264 at June 30, 2008 and December 31, 2007, respectively)	32,661,279	24,576,462
Control investments (cost of $13,388,794 and $15,727,418 at June 30, 2008 and December 31, 2007, respectively)	18,411,040	20,071,764

Total investments at fair value	165,983,562	113,036,240
Cash and cash equivalents	18,706,661	21,787,750
Interest and fees receivable	459,990	305,159
Prepaid expenses and other current assets	160,989	47,477
Deferred financing fees	2,716,415	999,159
Property and equipment, net	39,911	34,166

Total assets	$188,067,528	$136,209,951

Liabilities
Accounts payable and accrued liabilities	$737,742	$1,144,222
Interest payable	1,084,994	698,735
Dividends payable	—	2,041,159
Income taxes payable	—	52,598
Deferred revenue	—	30,625
Deferred income taxes	2,128,499	1,760,259
SBA guaranteed debentures payable	89,110,000	37,010,000

Total liabilities	93,061,235	42,737,598

Net Assets
Common stock, $0.001 par value per share (150,000,000 shares authorized, 6,917,363 and 6,803,863 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively)	6,917	6,804
Additional paid-in capital	87,013,500	86,949,189
Investment income in excess of distributions	3,848,381	1,738,797
Accumulated realized losses on investments	(618,620)	(618,620)
Net unrealized appreciation of investments	4,756,115	5,396,183

Total net assets	95,006,293	93,472,353

Total liabilities and net assets	$188,067,528	$136,209,951

Net asset value per share	$13.73	$13.74

TRIANGLE CAPITAL CORPORATION
Unaudited Statements of Operations

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(Consolidated)	(Consolidated)	(Consolidated)	(Combined)

Investment income:
Loan interest, fee and dividend income:
Non-Control / Non-Affiliate investments	$2,797,958	$1,349,014	$4,719,727	$2,504,636
Affiliate investments	886,815	519,000	1,635,581	793,614
Control investments	391,761	408,023	879,195	483,741

Total loan interest, fee and dividend income	4,076,534	2,276,037	7,234,503	3,781,991

Paid-in-kind interest income:
Non-Control / Non-Affiliate investments	572,169	202,009	868,805	376,805
Affiliate investments	170,962	66,292	313,514	95,542
Control investments	130,912	108,365	260,307	151,313

Total paid-in-kind interest income	874,043	376,666	1,442,626	623,660

Interest income from cash and cash equivalent investments	69,514	634,521	206,946	993,689

Total investment income	5,020,091	3,287,224	8,884,075	5,399,340

Expenses:
Interest expense	898,995	521,026	1,460,810	1,020,717
Amortization of deferred financing fees	56,028	28,108	96,169	55,216
Management fees	—	—	—	232,423
General and administrative expenses	1,522,626	1,094,092	2,870,959	1,642,256

Total expenses	2,477,649	1,643,226	4,427,938	2,950,612

Net investment income	2,542,442	1,643,998	4,456,137	2,448,728

Net realized loss on investment — Non Control / Non-Affiliate	—	—	—	(1,464,224)
Net unrealized appreciation (depreciation) of investments	381,815	586,086	(640,068)	2,311,415

Total net gain (loss) on investments before income taxes	381,815	586,086	(640,068)	847,191

Income tax expense	75,750	—	202,171	—

Net increase in net assets resulting from operations	$2,848,507	$2,230,084	$3,613,898	$3,295,919

Net investment income per share — basic and diluted	$0.37	$0.25	$0.65	$0.37

Net increase in net assets resulting from operations per share — basic and diluted	$0.41	$0.33	$0.53	$0.49

Weighted average number of shares outstanding - basic and diluted	6,871,215	6,687,773	6,837,539	6,687,269

TRIANGLE CAPITAL CORPORATION
Unaudited Statements of Cash Flows

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2008	2007
	(Consolidated)	(Combined)

Cash flows from operating activities:
Net increase in net assets resulting from operations	$3,613,898	$3,295,919
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(57,312,359)	(29,413,602)
Repayments received/sales of portfolio investments	4,620,159	1,534,111
Loan origination and other fees received	1,091,996	642,125
Net realized loss on investments	—	1,464,224
Net unrealized depreciation (appreciation) of investments	271,828	(2,311,415)
Deferred income taxes	368,240	—
Paid-in-kind interest accrued, net of payments received	(1,389,162)	(498,684)
Amortization of deferred financing fees	96,169	55,216
Recognition of loan origination and other fees	(210,778)	(243,975)
Accretion of loan discounts	(49,631)	(106,248)
Depreciation expense	6,813	2,064
Stock-based compensation	64,424	—
Changes in operating assets and liabilities:
Interest and fees receivable	(154,831)	5,612
Prepaid expenses and other current assets	(113,512)	(50,637)
Accounts payable and accrued liabilities	(406,480)	(324,523)
Interest payable	386,259	71,570
Income taxes payable	(52,598)	—
Receivable from / payable to Triangle Capital Partners, LLC	—	(48,687)

Net cash provided by (used in) operating activities	(49,169,565)	(25,926,930)

Cash flows from investing activities:
Purchases of property and equipment	(12,558)	(23,561)

Net cash used in investing activities	(12,558)	(23,561)

Cash flows from financing activities:
Borrowings under SBA guaranteed debentures payable	52,100,000	4,000,000
Financing fees paid	(1,813,425)	(97,000)
Proceeds from initial public offering, net of expenses	—	64,728,037
Change in deferred offering costs	—	1,020,646
Cash dividends paid	(4,185,541)	(358,049)
Tax distribution to partners	—	(751,613)

Net cash provided by financing activities	46,101,034	68,542,021

Net increase (decrease) in cash and cash equivalents	(3,081,089)	42,591,530
Cash and cash equivalents, beginning of period	21,787,750	2,556,502

Cash and cash equivalents, end of period	$18,706,661	$45,148,032

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,074,552	$949,148